Exhibit 99.1

On February 14, 2018, The Interpublic Group of Companies, Inc. held a conference call to discuss its results for the fourth quarter and full year 2017.

CALL PARTICIPANTS

IPG PARTICIPANTS
Michael Roth
Chairman of the Board and Chief Executive Officer

Frank Mergenthaler
Executive Vice President and Chief Financial Officer

Jerry Leshne
Senior Vice President, Investor Relations

ANALYST PARTICIPANTS

Alexia S. Quadrani J.P. Morgan John Janedis Jefferies Daniel Salmon BMO Capital Markets Benjamin Swinburne Morgan Stanley Peter Stabler Wells Fargo Securities David Joyce Evercore ISI

CONFERENCE CALL TRANSCRIPT

COMPANY PRESENTATION AND REMARKS
Operator:
Good morning, and welcome to the Interpublic Group fourth quarter and full year 2017 earnings conference call. . . . I would now like to introduce Mr. Jerry Leshne, Senior Vice President of Investor Relations. Sir, you may begin.

Jerry Leshne, Senior Vice President, Investor Relations:
Good morning. Thank you for joining us.
We have posted our earnings release and our slide presentation on our website, interpublic.com. This morning we are joined by Michael Roth and Frank Mergenthaler. We will begin with prepared remarks, to be followed by Q&A. We plan to conclude before market open at 9:30 Eastern time.
During this call, we will refer to forward-looking statements about our Company. These are subject to the uncertainties in the cautionary statement that is included in our earnings release and the slide presentation, and further detailed in our 10-K and other filings with the SEC. We will also refer to certain non-GAAP measures. We believe that these measures provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.
At this point, it is my pleasure to turn things over to Michael Roth.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Thank you, Jerry. Thank you all for joining us this morning as we review our results for the fourth quarter and 2017. As usual, I’ll start out by covering the highlights of our performance, as well as our outlook for the new year. Frank will then provide additional details, and I’ll conclude with an update on our agencies, to be followed by our Q&A.
We are pleased to report fourth quarter performance highlighted by stronger organic growth and margin expansion, as well as full-year financial results that deliver on the growth and margin targets outlined in our October update.
Among our financial highlights, fourth-quarter organic revenue growth was 3.3%, which is on top of a very challenging 5.3% in last year’s fourth quarter. Organic growth was 2.5% excluding the increase in our pass-through revenues.
Growth in the quarter was driven by a wide range of our agencies and services, and in both our U.S. and international markets. We were led by the continued outstanding performance of IPG Mediabrands, which again had strong global growth, and by our creatively-driven advertising businesses at McCann Worldgroup, FCB and Deutsch. From the point of view of client sectors, we had notable growth in the areas of auto & transportation, travel, government and healthcare.

Our fourth quarter operating margin was 22.1%, which is an increase of 70 basis points from a year ago, reflecting leverage on our salaries & related expenses. Importantly, 2017 full-year operating margin increased 40 basis points to 12.4%.
Our fourth-quarter diluted earnings per share was $0.81, and was $0.79 as adjusted, which is a 5.3% increase over comparable earnings per share a year ago. The adjustments primarily back out the Impacts of U.S. tax reform on our tax provision.
For the full year, our diluted earnings per share was $1.46, and was $1.41 as adjusted.
That strong bottom-line performance is a tribute to our 50,000 talented and dedicated colleagues around the world, who have maintained their focus on delivering innovation and effectiveness for our clients. All of our people can take pride in their accomplishments.
Alongside our operating gains, we continued to invest over the course of the year in outstanding talent across our agencies, as well as in the technologies, data and analytics that keep us on the leading edge of our industry, especially in our media, digital, creative and marketing services.
At the same time, we have continued to return capital to our shareholders at significant and increasing levels. During the fourth quarter, we purchased 4.2 million shares, using $84 million. For the full year, we utilized $300 million for the repurchase of 13.7 million shares, lowering our year-end total of basic shares and shares eligible for dilution to 391 million, a decrease of 2.7% from a year ago.
Since initiating our capital-return programs in 2011, we’ve returned a total of $3.6 billion to shareholders through a combination of common share dividends and repurchases, and we have reduced our outstanding shares eligible for dilution by 30%.
This morning we continue that history with our Board’s decision to raise IPG’s quarterly dividend by 17%, to $0.21 cents per share. This marks our sixth consecutive year of double-digit percentage increases to the dividend, with a cumulative increase per share of 350% since 2011.
We also announced that our Board has authorized an additional $300 million for share repurchase. Combined with the remaining authorization as of the beginning of the year of $156 million, this brings the total pro forma amount available for share repurchase to $456 million.
Together, these actions reflect our continuing operating success in recent years, IPG’s substantial financial strength, and significant confidence in our future prospects.
As we turn to our outlook for 2018, it’s encouraging to see that our value to marketers continues to drive growth at IPG, as reflected in our fourth quarter, and that we continue to convert revenue increases to operating profit growth at a high level.
We all know that consumers are changing the ways they engage with brands. At the same time, marketers are competing with new business models and working to transform their relationships with consumers, while simultaneously contending with a number of short-term pressures. As we have previously discussed, these many changes introduced a note of caution to marketing investment across our industry during 2017, and they continue to entail both risk and opportunity for IPG. Our Company remains singularly focused and uniquely resourced to help clients navigate this environment and realize their opportunities.

The current global economic picture also provides the very clear potential to be more supportive to our industry. That is my sense of the business climate from recent conversations with clients. While the caution we saw through much of last year will not lift overnight, we expect to gradually put the slower revenue growth of 2017 behind us, and post improved growth this year. We continue to believe that we’re very well-positioned to deliver growth of revenue and profit in 2018 and for the long term.
Accordingly, we are targeting 2 - 3% organic growth for 2018. Along with this level of growth, we expect to continue to build on our longstanding record of operating margin expansion, and are targeting an increase of 20 basis points in 2018 over the results we are reporting today.
As we look ahead, it’s also worth taking into account our estimate of a positive impact on our financials from recently enacted U.S. tax reform. A year ago, we described a normalized effective tax rate of 35 - 36% on our consolidated results, and along with that a normalized cash tax rate of approximately 29% of pre-tax income. The changes to the U.S. tax code mean that, going forward, our normalized consolidated effective tax rate for the full year should decrease to approximately 28%. Along with that, our normalized cash tax rate should decrease to 24%.
In sum, we are focused as always on the drivers of value creation in growth, margin expansion and capital returns, and are confident that they will continue to work well for the long term at Interpublic.
At this stage, I’ll turn things over to Frank for additional depth and detail on our performance, and then I’ll return with an update and highlights of our businesses.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Thank you, Michael. Good morning.
As a reminder, I will be referring to the slide presentation that accompanies our webcast.
On slide 2, you’ll see a summary of our results.

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Fourth quarter organic growth was 3.3%, and was 2.5% excluding the impact of higher pass-through revenue. U.S. organic growth was 3.7%, and was 2.5% excluding the impact of higher pass-through revenue, on top of 3.3% in Q4-16. International organic growth was 2.9%, and that was on top of 7.8% in Q4-16. For the full year, consolidated organic growth was 1.8%.

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Q4 operating margin, in our seasonally largest quarter, was 22.1%, compared with 21.4% a year ago, an increase of 70 basis points. For the full year, operating margin expanded 40 basis points to 12.4%, which marks another advance in our record of long-term significant margin expansion at IPG. Our success is due to effectively leveraging our growth with disciplined expense management, and a pay-for-performance incentive model, for which the principal metrics are revenue and margin growth relative to targets set at the beginning of each year.

•	For the quarter, adjusted diluted earnings per share was $0.79, while full-year diluted EPS, as adjusted, was $1.41 per share.

•	Cash flow from operations was $882 million for the year, compared with $513 million in 2016, reflecting a strongly improved working capital result.

•	We repurchased 13.7 million shares for $300 million during the year. As Michael mentioned, we announced this morning that our Board has again significantly increased our common share dividend, to $0.21 per share quarterly, and added $300 million to our share repurchase authorization.

Turning to slide 3, you’ll see our P&L for the quarter. I’ll cover revenue and operating expenses in detail in the slides that follow.
Turning to revenue on slide 4:

•	Fourth quarter revenue was $2.34 billion.

•	Compared to Q4-16, the impact of the change in exchange rates was an increase of 1.2%, while net dispositions were an offsetting negative 1.1%. The resulting organic revenue [increase] was 3.3%.

•	Increased pass-through revenue added 80 basis points to our growth, without which the organic growth change was 2.5%.

•	To remind you, pass-through revenues are offset dollar-for-dollar in our O&G expense, and increases and decreases to pass-through revenue do not change our operating profit.

•	Revenue growth for the full year was one-half of one percent, which reflects organic growth of 1.8%, and a 1.3% decrease due to our net dispositions. FX for the year was de minimis.

As you can see on the bottom half of this slide, Q4 organic growth at our Integrated Agency Networks was 3.3%. The segment was led by Mediabrands, which continues its terrific performance, and by McCann and FCB. Growth was 2.2% for the full year.
At our CMG segment of marketing services specialists, organic growth was 3.3% in the quarter, but was a decrease of 1.9% excluding the benefit of higher pass-through revenue, which is disproportionately in our sports marketing and events businesses. CMG revenue was flat organically for the full year, and down 40 basis points as adjusted for pass-throughs.
Moving on to slide 5, revenue by region.

•	In the U.S., Q4 organic growth was 3.7%, and was 2.5% excluding the increase in pass-through revenues.

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Growth was broad-based, led by Mediabrands, McCann, FCB, Deutsch, Carmichael Lynch and Jack Morton. The pass-through revenue increase that we’ve noted in the U.S. was due to higher project spend with Jack Morton.

◦	Among client sectors, auto & transportation, healthcare, government and travel contributed notably to growth, while the CPG sector also increased in the U.S.

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For the full year, our organic growth in the U.S. was 2.2%, with increases across Mediabrands, McCann, FCB and Carmichael Lynch. Our top client sectors domestically were healthcare, auto & transportation and government.

•	In our international markets, organic growth was 2.9% in Q4, and was 2.5% excluding an increase in pass-through revenues.

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In Continental Europe, we grew 7.9% organically in the fourth quarter, which was 6.6% excluding the pass-through impact, which is very strong performance, especially against 11.1% growth in Q4-16. Among our largest markets in the region, we had double-digit growth in Germany and Italy, while France and Spain were approximately flat. Here again we had strong growth at Mediabrands, and also at Jack Morton in events and Weber Shandwick in public relations. Organic growth for the full year was 3.5%, on top of 5.7% in 2016.

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In the U.K., our organic growth in the quarter was slightly negative, by 40 basis points, and increased 1.0% as adjusted for pass-throughs. You’ll recall that our U.K. growth was nearly 12% in the fourth quarter of 2016. McCann, Mediabrands and Huge performed very well in the quarter. For the full year, which is at the right on this slide, the U.K. grew 4.1% adjusted for lower pass-throughs, which was against 5.0% on the same basis in 2016.

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In AsiaPac, our revenue decreased organically by 90 basis points, or negative 2.7% excluding the pass-through increases. Our full-year numbers were in a similar range. India continued to be a standout performer in both the quarter and the year, while China, Australia and Japan were notably slower.

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In LatAm, we grew 6.5% organically in the quarter, compounding 5.0% growth a year ago. That performance brought us to approximately flat for the full year, against 12% growth in 2016. In the fourth quarter, Argentina and Mexico continued to be very strong markets. Brazil increased slightly, despite the difficult macro environment. Overall, regional performance in the quarter was driven by strong results at Mediabrands, R/GA and FCB.

•	In our ‘Other Markets’ group, organic revenue growth was 4.5% in the quarter, led by our Canada and South Africa markets. Our growth was 4.5% as well for the full year.

On slide 6, we chart the longer view of our organic revenue change on a trailing-12-month basis. The most recent data point was 1.8% for calendar year 2017, on top of 5.0% in 2016 and 6.1% in 2015.
Moving on to expenses on slide 7, our discipline around operating expenses continued to make a significant contribution to our margin growth:

•	Under 3.4% revenue growth, our total operating expenses increased 2.5% in the quarter.

•	For the full year, our ratio of total salaries & related expenses to revenue was 64.3%, compared with 64.2% a year ago.

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Underneath that, we de-levered on expenses for base payroll, benefits & tax, due to slower top-line growth in 2017. At the same time, we took the appropriate, and significant, actions to align expenses with revenue over the course of the year.

◦	We had significant leverage for the year on incentive expense, which was 3.3% of revenue, compared with 4.0% in 2016.

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We also leveraged our category of ‘other’ salaries & related expenses, which includes employee performance-based contractual bonus payments. ‘Other’ salaries & related were 2.5% of revenues in 2017, compared with 3.0% in 2016.

◦	Year-end headcount was approximately 50,200, compared with 49,800 a year ago, an increase of less than one percent.

•	Turning to office & general expenses on the bottom half of this slide:

◦	O&G was 23.4% of full-year revenue, compared with 23.8%, giving us 40 basis points of year-on-year operating leverage.

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Within O&G, we had operating leverage on our category of ‘other’ O&G expenses, which includes lower direct expenses that are the offset to lower pass-through revenues. We also leveraged our expenses for T&E, office supplies and telecom, which, again, is the result of our continuing focus on costs.

On slide 8, we show our operating margin history on a trailing-12-month basis. With the most recent data point at 12.4%, we have made sustained and significant gains. There is still work to be done, and we remain highly focused on continued progress.

Turning to slide 9, we present more detail on below-the-line adjustments to our reported fourth-quarter results, in order to give you a better picture of comparable performance.

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We had a small loss in the quarter of $3 million in ‘other’ expense from the sale of a small, nonstrategic business, which was more than offset by the related tax benefit, and resulted in a penny per share in earnings.

•	Moving from left to right on this slide, as a consequence of tax reform, we reversed a benefit in the amount of $31 million for U.S. federal tax credits.

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We also recorded a benefit from the net impact of U.S. tax reform in the amount of $36 million, or $0.09 per share. That amount primarily represents the net of revaluing our deferred tax liabilities, less the one-time charge for the so-called repatriation tax under the Tax Cuts and Jobs Act.

•	The result, as shown, is fourth-quarter adjusted diluted EPS of $0.79 per share.

Slide 10 depicts similar adjustments for the full year, again for comparability:

•	You can see our loss of $0.04 per diluted share for business dispositions and our benefit of $0.09 per share for tax reform.

•	The result is adjusted full-year diluted EPS of $1.41.

•	Our normalized tax rate for the full year was 36.1%.

Before moving on to cash flow, we should remind everyone that our report today is the last one before we are required to report under the new revenue recognition accounting standard, ASC 606. We are well-along with our work on 606, and, while not yet fully complete, we can say with certainty that there will be no change to our model for value creation at IPG or, for that matter, to our priorities to drive organic growth and margin expansion.
As previously disclosed, we have elected to restate prior years for the new standard. We believe it is the transition method that provides the best continuity for our constituencies, and the best alignment of our commentary with reported results in the year ahead. We plan to provide the quarterly 2017 restated results in an 8-K filing some time prior to our first-quarter 2018 earnings release in April, along with more color and detail.
We foresee two principal impacts of the new standard on our reporting. One is earlier recognition of some revenue and profit, mainly for a portion of client performance bonuses. The new standard requires recognizing some revenue as the work is performed, rather than deferring recognition until the measurement period is complete.
That re-phasing requirement moves a small portion of our revenue and profit earlier between years. Restating 2017 for the new standard, for example, will require that we recognize some client bonuses in ’17 that would have been recognized in 2018 under the old standard. Similarly, we will be required to push some revenue and profit from 2017 back into 2016. We estimate that this will result in a decrease to our 2017 operating profit of approximately 3 - 4% when restated. That is due to year-to-year changes to our client contracts, the timing of when bonuses were recognized, and changes in our client base. Importantly, there will be no change to 2017 cash flow, or to our 2018 financial targets in terms of operating profit and earnings per share, as a result of restating.
The second impact of adopting ASC 606 is that we will report noticeably more gross revenue and more gross expense, with dollar-for-dollar increases to revenue and expense. That change will have no impact on cash flow, operating profit, net income or earnings per share. Our estimate for 2017, which is still subject to change, is that we would have had approximately $1.2 [billion] more of both revenue and expense under the new standard. Nearly all of the increase relates to events at Jack Morton, Momentum and Octagon, as well as to our PR and healthcare specialists. None of the incremental gross revenue relates to our media business.
To enhance the transparency of our results, we will add disclosure of our net revenue in income, beginning with our first quarter this year, and our key performance metrics will track the net organic revenue growth and net revenue operating margin. To clarify, that will be an increment of $1.2 billion of incremental revenue.
Again, more to come on this prior to our Q1 release.
Slide 11 is cash flow for the full year:

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Cash from operations in 2017 was $882 million, compared to $513 million a year ago. The comparison includes a strong improvement in our working capital result, which used $28 million, compared with $415 million a year ago.

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Our investing activities used $196 million in the year, including $156 million for cap-ex and $31 million for acquisitions. Cap-ex is majority IT investment and, secondly, leasehold improvements to office space. Cap-ex was decreased from 2016, when we had a few large office relocations.

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Financing Activities used $1 billion, which was comprised mainly of $325 million to repay maturing long-term debt, $300 million to repurchase our shares and $280 million for our common stock dividends.

•	In 2017, our net decrease in cash and cash equivalents was $303 million.

Slide 12 is a view of our debt over the past 11 years, with total debt of $1.37 billion at year-end 2017. Our $300 million 2.25% Notes matured in mid-November, which we refinanced with commercial paper. Q4 is seasonally our strongest operating cash flow quarter, which we used to extinguish the outstanding commercial paper by year end. As a result, at year end we have the lower debt balance, which you see on this table, and also a lower cash balance compared to a year ago.
Slide 13 is the current portion of our balance sheet. Total cash and cash equivalents was $791 million at year end, so net debt was approximately the same level as a year ago.
Slide 14 depicts the total of our average basic shares plus dilutive shares over time, and, at the far right, shows the total as of year-end 2017. Our average total shares decreased by 160 million shares over this time period, due to share repurchases and the simplification of our capital structure. Our starting position for 2018 is 391 million shares.
In summary, on slide 15, we are pleased to conclude the year with solid Q4 performance. Our operating teams delivered significant margin growth in 2017, even as the revenue environment became more challenging. Our balance sheet continues to be a meaningful source of value creation, which is evident in the actions announced by our Board today. That leaves us well-positioned to deliver on our objectives for the full year.
With that, I’ll turn it back over to Michael.

Mr. Roth:
Thank you, Frank.
As you can tell, we closed the year on a stronger note, with respect to both growth and profitability.

As I’ve indicated, it’s too early to say conclusively that the broader trends that we saw impact our industry last year are entirely behind us. But, fourth quarter results, as well as conversations with our operators and a number of our key clients are encouraging. It seems that, as we move forward into 2018, marketers will turn their focus solely from expense reductions to also encompass growth, and that is an area in which our unique expertise and capabilities can play an important role.
While the macro environment continues to include geopolitical uncertainty, as apparent in the daily headlines from around the globe, economic fundamentals remain solid overall. And improved clarity with respect to tax reform is a notable positive for business.
What is more, as you’ve heard me say before, confusion is good. And there is still plenty of that, due to the very complex and quickly evolving technology, media and communications landscape. This represents a continued opportunity for a company like ours, with the range of strategic and creative talent we bring to bear to our clients’ businesses and challenges, our embedded digital offerings throughout the portfolio, as well as specialist capabilities in emerging areas like programmatic, data and analytics, to name but a few.
At IPG, we remain committed to the idea that the best talent does the best work for our clients, which is key for us to win in the marketplace. This is a vision that we’ve put to work in many ways. From our proven commitment to investing in talent over the long haul, to the work we do incubating innovative startups, to our industry-leading programs that promoted a more diverse and inclusive workplace.
These are fundamental drivers of our success, and we will continue to invest behind and live up to our D&I aspirations, build on our Accelerator programs and foster a culture that is both entrepreneurial and accountable. This is what allows us to attract the best people, whether they are traditional craft practitioners or they represent the most leading-edge technological capabilities.
We all know that our industry is changing rapidly. As you’d expect, we regularly monitor activity in adjacent sectors and among potential new entrants into our space, so as to ensure that we continue to develop our integrated model and deliver a fully relevant and contemporary range of services to our clients.
Turning now to performance at the agency level, let me provide a brief progress report on the key developments within our portfolio.
Highlights during the fourth quarter were led by Mediabrands, which posted outstanding performance. UM closed the year with big wins with Spotify and Ubisoft, both very sophisticated marketers, to follow on wins earlier in the year of Accenture and Coach. Initiative won two global pitches, Carlsberg and LEGO, as well as an important incumbent defense of the Amazon account. The agency’s new business performance was just recognized by a top RECMA ranking, and we are pleased to see the network reaching the same heights as UM. Cadreon and Reprise are also first-rate digital partners for our clients. These will be key as we go into a new year in which new business activity is accelerating in the media space. We are excited to enter 2018 with positive market momentum, as well as a distinctive market position due to our long-standing commitment to a high level of transparency.
Mediabrands is also the place where we will continue to focus and invest behind our considerable data and analytics capabilities, in order to develop the next-generation data stack that can serve all of our agencies, including creative, as we push for even more accountability in our marketing programs.

McCann had another solid year, with strong new business performance that had them on top of many league tables. The agency’s wins featured brands from marketing powerhouses such as Reckitt Benckiser, Coca-Cola, MGM, Bombardier, Diageo and BASF.
McCann’s performance at creative awards shows continued to reach new heights. Above all, 2017 was the year of the “Fearless Girl” statue, which became a cultural phenomenon, drove important social conversations and, of course, fueled great results for that client. McCann also continued to up its game in digital marketing, where it has created outstanding campaigns in recent years, and upgraded senior-level talent across North America, in its headquarters New York office, as well as in China.
FCB closed the year strong in terms of financial performance, and also launched the new “Circles” campaign for Levi’s, which was some of the most talked-about creative work this year. The agency also introduced bold new work for Clorox, one of the network’s recent signature global wins.
FCB Chicago continues to thrive, supporting clients with a full range of services, from consumer advertising to CRM, shopper marketing, digital and state-of-the-art production capabilities. FCB Health also maintained its position as a growth driver, an industry thought leader and a top creative performer in the healthcare marketing space.
MullenLowe built momentum and recognition for breakthrough creativity and integrated services, which the agency refers to as “hyperbundling.” During the year, MullenLowe put together an impressive run of new business wins, including Eurosport, E*TRADE and Whole Foods, which was likely the most competitive AOR pitch of 2017 in terms of the number of agencies involved in the review.
Additional media wins included Chipotle, Nuveen and Staples. Recent acquisitions in London will further enhance the agency’s capabilities, in terms of advertising creativity and PR.
Despite a challenging environment for project businesses, which we called out for you in our calls last year, our outstanding digital specialty agencies, R/GA and Huge, won signature high-profile assignments and built out their capabilities.
At Huge, the most notable was the McDonald’s digital consumer experience account, one of only a handful of cases during 2017 in which we faced off against not only our traditional competitive set, but also some of the consultancies.
R/GA wins included work from Hyundai, Guinness, Nikon and Coty, as well as “Digital Innovation Agency of the Year” honors from Campaign in London. As some of our competitors tout the introduction of AI platforms to boost productivity and talent deployment, it bears noting that R/GA’s internal platform, built to perform the same function, has been in development for close to a decade and integrates the skills and workflow of over 2,000 employees across 17 R/GA offices.
Weber Shandwick remains a leader in its space, with a strong leadership team that regularly garners top honors from its industry press, in every world region. The agency has bolstered its capabilities in data science, analytics and performance marketing with recent acquisitions.
Weber was recognized by the Holmes Report with the top ranking on the “Global Creative Index,” and the “Daughters of Mother India” campaign earned top honors as the most-awarded PR campaign of the past 12 months. We were equally pleased that the agency has started out 2018 with a global consolidation win with a major IPG client.

Also at CMG, we saw very strong performance from Octagon. The agency is a leader in sports marketing, which is an increasingly important sector, which taps into deep consumer passion points and is one of the few ways we can still reach large aggregate audiences on behalf of our clients.
Our U.S. independents round out the portfolio. Each has a range of services that it can deliver on an integrated standalone basis to major clients, or as part of a customized “open architecture” IPG solution, as Deutsch does on our global J&J ACUVUE business, or Hill Holliday on the consumer side of a number of J&J pharma engagements. Both of these agencies, as well as Carmichael Lynch, had a very successful year, and we look forward to including them in more integrated teams on a going-forward basis.
As you know, we have been focused on delivering on the vision of “open architecture” for nearly a decade. Although this has become something of a talking point for all our competitors, we continue to feel that our approach is a positive differentiator, since we integrate the best of our talent across the organization by means of fully consolidated teams, with regular involvement and leadership from senior- IPG-level corporate executives.
It’s clear that the quality of our strategic and creative offerings is currently at the highest level that it has been in many years. Globally, at major competitions ranging from Cannes to the Effies, our agencies are recognized with the highest honors, and our Group performance is outstanding.
Despite a very challenging revenue environment in 2017, we posted solid results and achieved growth that was ahead of the industry average. We also demonstrated our ability to remain focused on and deliver margin improvement. This is consistent with our long-term record of improving profitability in both higher and more-moderate growth environments. This is an achievement we are proud of, as is the fact that we have made such great progress in terms of the Company’s balance sheet and overall financial strength.
Our capital-return programs continue to be significant drivers of value. Our Board’s decision today, to once again meaningfully increase the dividend, and also add to our share repurchase program, shows a continued commitment to return value to shareholders, as well as confidence in our future prospects.
Looking forward, against a backdrop of macroeconomic and political uncertainty, the tone of the business is good, and new business activity seems to be picking up. The breadth and strength of our portfolio positions us well to participate in most pitch opportunities, and there is further organic growth to be had by broadening the scope of our relationships with existing clients.
In light of these factors, we believe that we should continue to see competitive organic revenue performance in 2018, which is why we’re targeting growth of 2 - 3% for 2018. Along with this level of growth, we are targeting operating margin expansion of 20 basis points over the results we are reporting today. This builds on our strong long-term record in this area.
At the same time, we will continue to invest in the outstanding talent and emerging capabilities that are required to position us for the long term. Combined with the strength of our balance sheet and our consistent commitment and strong delivery when it comes to capital return, that means that there remains significant potential for value creation and enhanced shareholder value.
As always, we thank our clients and our people, who are the foundation of our success.

With that, I’ll open it up for questions.

QUESTIONS AND ANSWERS
Operator:
. . . . Our first question comes from Alexia Quadrani from J.P. Morgan. Your line is now open.
Alexia S. Quadrani, J.P. Morgan:
Hello, thank you very much. My first question is, how much of the better organic growth that you saw in Q4 do you think is the result of the budget flush versus more of a kind of change in trend or maybe pickup in spending? And, along those lines, when you look at your commentary and your guide for the organic growth to improve in 2018 and improve, more importantly, as the year progresses, what gives you that visibility? Is it your conversations with clients? And them getting a bit more optimistic about spending levels? Or is it more just easier comparisons? Any color on that would probably be super helpful.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Thank you, Alexia. All of the above. Look, obviously, in the fourth quarter, we were pleased to see the results, as evidenced by the results we reported. What I liked about the results in the quarter was that - and for the year, actually - it’s across the board. The only region that was down was in AsiaPac, and we had some client losses there. And even there, we saw some good strength in India. We saw a return to some projects in the fourth quarter, which was helpful, particularly in Jack Morton and Octagon. So we saw that flow through.
But, overall, I think the tone that we’re seeing - which is the gist of your question - is more positive. I’m still cautious about it, but I think the fourth quarter, and the fact that we’re using a 2 - 3% goal for ’18, is consistent with our view that what we saw in 2017 was not a secular change in our industry. It was cyclical; it was very client-specific. Particularly we saw it in certain CPG clients and environments and so on. So, I think what we saw in the fourth quarter was a return to some spending. We’re not raising the flag in terms of taking all caution off of the perspective, but there’s certainly a better feel out there with respect to the environment. But there’s still elements of caution.
I’ll also comment that we did see some client losses in 2017 that had an impact on our results, and we’ll still see a little flow through that in the first quarter. But, as I’ve always said, if we keep the back door closed on our existing great client base, then I’m even more comfortable with the numbers that we’re showing you or forecasting for 2018.
Ms. Quadrani:
Thank you. And then, Frank, maybe, or Michael, just to clarify on the commentary about the new accounting standards - I want to make sure we understand it correctly: on the 2 - 3% organic revenue growth guide for 2018, is that an apples-to-apples number of how you would have previously looked at organic growth? I’m just trying to put a perspective on that.
Mr. Roth:
Yes. And that’s one of the reasons we adopted the accounting method that we’re doing. We think that gives greater clarity in terms of the forecast for the number. So in overall terms, it certainly gives you the perspective of what we expect our growth to be.
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
And the 20 basis points of margin improvement, Alexia, are off the print today.

Mr. Roth:
Yes.
Ms. Quadrani:
Okay, thank you very much.
Mr. Mergenthaler:
You’re welcome.

Operator:
Our next question comes from John Janedis with Jefferies. Your line is now open.
John Janedis, Jefferies:
Hi, good morning. Frank - maybe sticking with the margin comment - Frank, the margin leverage outlook, I think it’s pretty good. Given the organic growth range, I think it implies something like 20% or greater. So can you talk about the sources of the leverage for the year? And, along those lines, based on one of the slides, the occupied square footage per employee is off about 25% since 2010. So is there still more of an opportunity to reduce the footprint?
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
On the margin for ’18, John, it’s based on our bottoms-up budgeting that we started in November. So it’s client-by-client, office-by-office, agency-by-agency. So we would expect to see, with a 2 - 3% growth, leverage on our - across our entire expense portfolio. But SRS is still critical.
On the occupancy side, I think we’ve made huge progress over the past ten years. We’ve got a centralized team here at IPG. They’re doing a terrific job in managing occupancy inflation around the globe, and we have leveraged our scale and core markets by consolidating multi agencies into one office. We can leverage the scale. So is there opportunity? Sure, but it gets harder as you see inflation creep into a lot of major markets.
Michael Roth, Chairman of the Board and Chief Executive Officer:
We did see, in the past couple of years, we did have some major moves. R/GA, for example, and Deutsche moved into some other some agency, so we did see some large movements. But I do think, as Frank said, when we look at our footprint on a global basis, we look to utilize all of our excess space and move into either existing space or double up whenever possible.
Mr. Janedis:
Okay. And maybe I’m dating myself here, Michael, but can you talk about your expectations for the U.K. and Continental Europe? Because I think - I mean, given they’re relatively small - but I think it’s been more than a decade since organic growth in, say, Europe, has performed largely in line or better than the U.K. So is that something you expect to repeat again this year?
Mr. Roth:
Well, I’ll tell you. The - when you come back from Davos, it was the first time that I left Davos where, uniformly, the tone was positive for Continental Europe and all other regions in the world. And frankly, that’s what we’re seeing. We’re seeing a return to some growth in Continental Europe and in the U.K., which is very encouraging. And again, it is client-specific and new business wins. We did cycle through, however, a client loss of Seat in MullenLowe, which adversely affected Continental Europe. But when you see in the three months in the quarter a 7.9% organic growth, or 6.6% and 3.4% net of pass-throughs for the full year, that’s pretty exciting for us. And the tone still seems positive.

But, again, because of our size - remember, if you look at the size of our portfolio in Continental Europe and the U.K., it’s 9% of each - so it could really be adversely affected or positively affected by changes in specific clients. And I think we’re seeing that. So hopefully, we keep the back door closed in Continental Europe; we win more than we lose in new pitches. And I’m encouraged to see those results. But you’re right, it’s nice to see that.
Frankly, it’s nice to see growth in all the regions, other than AsiaPac. We did have some client losses in China and Singapore that negatively affected us. But I’m encouraged by the positive results in India.
Mr. Janedis:
Thank you.

Operator:
Our next question comes from Dan Salmon with BMO Capital Markets. Your line is now open.
Daniel Salmon, BMO Capital Markets:
Morning, everyone. Michael, back in 2015 when we had the big surge of media reviews, IPG agencies performed very well. Could you just compare and contrast a little bit that period versus what you’re looking out at this year, with another uptick in reviews seemingly underway? And then, related, it looks like you’re in a pretty good position here relative to some peers in terms of incumbent clients looking at reviews, and thus would have some good opportunity. If you’re willing, perhaps, could you shed a little light on where you may be conflicted out with some of them because of those good relationships with your current clients?
Michael Roth, Chairman of the Board and Chief Executive Officer:
All of that. Look, obviously, the mediapalooza days - and we’ve said it consistently in all of our calls - the media environment is the one that we see the most action in. In terms of, whether it be - It’s been coming on three years since we had the mediapalooza, and a lot of those contracts are up for review, and so that’s cycling in there as well. But obviously, we’re starting the year with a number of large reviews. And as you pointed out, those, fortunately, are not defending, so those are opportunities for us.
And we’ve invested a lot of money in our Mediabrands offerings. I think the results for 2017 are indicative. I’m very happy to see Initiative picking up two global wins. Obviously, UM continues to perform well with the existing clients. So I think we’re really well positioned in terms of, if there was another mediapalooza, if you want to call it that. And right now, I see that as opportunities for us.
There’s always conflicts for us. Particularly on the auto side, there are conflicts that are out there and sometimes some in the healthcare. But we don’t see - we see a pretty clear opportunity for us in terms of the existing pitches that are out there that we hope to be able to participate in.
Mr. Salmon:
And then one quick follow-up: you’ve mentioned how you’d highlighted in previous quarters how you’d had some delays in projects at Huge and R/GA. It looks like you’re also sounding strength there. I just want to be clear, did those projects largely end up coming through? Are you looking at seeing them coming through in 2018? Or is that a broader strength in the business, or a combination of that?

Mr. Roth:
I think it’s a combination. Remember, we do our budget based on a bottoms up. So whether it be R/GA, whether it be Huge or MRM, or any of these agencies that come in, we look at, identify the opportunities, existing clients. And you’re right. We still are in a project-based environment, but I couldn’t say yes, these projects are now online and, therefore, that’s what’s contributing to the growth. Candidly, the growth is not coming from that, it’s coming from new business opportunities.
And one of the problems had to be with large clients, these large projects, if you recall. And what I am seeing, and I think the whole industry is seeing, is that, you lose one big project, it takes a number of projects to replace it. And so the good news is that our teams are identifying opportunities that would give rise in total to replace those projects. But it’s not that all of a sudden, there was a $60 million project that was on the shelf, and then all of a sudden, they pull the trigger and it’s back. So - and that’s part of the reason we cite some caution in our numbers for 2018, because this is a lot of work that goes into developing these projects and making sure they come to fruition - so I would say, if any area of caution is out there, that’s the environment that we have some caution on.
Mr. Salmon:
Great, thank you.

Operator:
Our next question comes from Ben Swinburne with Morgan Stanley. Your line is now open.
Benjamin Swinburne, Morgan Stanley:
Thank you. Good morning, guys. A couple for Frank on 606, and then I had a follow-up for Michael. Frank, just so I understand, I think you said that the timing - I think it’s timing - impact of 606 on when revenue is recognized will reduce OI in ’17 by 3 - 4%. I just want to make sure I heard that right, because there was a lot of stuff in there.
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Correct. Because the way the current accounting works, Ben, it’s very prescriptive on when you can recognize incentive bonuses. So you need to hit certain milestones, certain documentations. So what we saw was, if you had an annual bonus, it usually slipped into the first quarter of the following year. The new rules say, you need to use more judgment, you need to do estimates to complete and estimate performance. So you should see incentive bonuses recognized more ratably over the year. So when you look at ’18 bonuses, that would slip back into ’17, ’17 bonuses that would slip back into ’16. ’16 was a much stronger year, remember, with 5% growth, so we had healthy bonuses in Q1 of ’17 that are going to get pushed back. So, net effect of that is about 3 - 4% of operating income moving to ’16.
But the point to remember is, our 2018 operating income targets are based upon the ’17 print. Those targets are set based upon 20 basis points off the number we just printed. So the restatement number does not impact my ’18 targets.
Mr. Swinburne:
Okay. That makes sense. And then, IPG, compared to its peers, has tended to have a lot more seasonality, and I think even more quarterly volatility on the top line. Your Q4 is a lot bigger than your Q1 every year, for example. Does 606 smooth that out more, and the quarters will look a little more consistent in size versus - I mean, if we only think about you guys versus your peer group? Or am I over-extrapolating it?

Mr. Mergenthaler:
A little bit, but not materially.
Mr. Swinburne:
Okay, got it.
Michael Roth, Chairman of the Board and Chief Executive Officer:
I think I’m kind of insulted you didn’t ask that accounting question to me, Ben, but that’s okay.
What it will do is, it’ll do away with this pass-through stuff that we always have to explain. So that part of it is encouraging. And remember, a good portion of our media business is pay-for-performance. So that’s what you’re seeing in terms of the shifts from year to year. You have any other question, Ben?
Mr. Swinburne:
Yes, Mike, and this one is for you, and it involves taxes. You talked about a better tone, and maybe you did hit this, but I’m wondering if part of that improved tone has to do with the accounting as the tax reform in the U.S. and that leading to greater investment among your clients who are now seeing - they obviously have more money to spend. Is that making its way into marketing?
Mr. Roth:
I wish I could tell you that when the companies see the big savings in taxes on the top of the list, let’s spend more money on marketing dollars. It doesn’t seem to be there. Although, I will tell you, I did have one conversation with a pretty big client who did indicate to me that it’s nice to have the tax, the benefits of cash taxes, to help their increased spend. I wouldn’t exactly convert that into a major decision for all of our clients.
Because remember - we always said this - our clients didn’t lack capital to invest in marketing dollars.
Mr. Swinburne:
Sure
Mr. Roth:
They were more interested in the P&L effect. And that’s where a lot of these cutbacks came through, particularly in the CPG clients and where there were activists, and so on. But I don’t - anecdotally, I think they’re certainly more comfortable with the cash positions that they’re in. But again, I think we’re still going to have to prove the return on investment that you get by increasing your marketing dollars. As business becomes a little stronger, I think companies will be more aggressive in terms of gaining market share in markets. And there, you have to spend on marketing dollars to do that.
So I think that’s the way it’s going to flow through. I don’t think it’s just saying, here’s a chunk of cash, and we’re going to put it into marketing dollars. But we’ve certainly got a lot of projects out there that, when they’re ready to spend, we can prove that what we do works, and that’s what our people are doing. We’re putting forth very good ideas that are accountable and move the needle. And in this environment, when the global economy is in a growth mode, you want to continue to invest in your brands, and that’s what we do.
Mr. Swinburne:
Thank you, both.

Mr. Roth:
Sure.
Mr. Mergenthaler:
You’re welcome.

Operator:
Our next question comes from Peter Stabler with Wells Fargo Securities. Your line is now open.

Peter Stabler, Wells Fargo Securities:
Good morning. A couple of clarifying questions for me, thanks. So just - sorry to beat this one again - going back to the organic growth guidance, the 2 - 3%, should we think about that as a gross organic growth, inclusive of pass-throughs?

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Peter, it’s net. And as we mentioned earlier, next year, we’ll be expanding our P&L to show net organic growth, net organic margin, and that will be the focal point of our discussion on future calls. So, to what Michael mentioned earlier, we’ll eliminate all of the noise around pass-throughs.
Mr. Stabler:
Okay, okay, got it. Thanks, Frank. And then secondly, Michael, you talked about account wins and losses a bit. Wondering if you can take a swing at estimating whether this is a net headwind, a net tailwind, whether you’d be willing to size that going into 2018? And then, finally, any thoughts on CMG outlook for 2018? 2017 was a little tough for this segment. Wondering if you’re expecting an improvement in 2018? Thank you.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Let me - first of all, we were net-new-business positive for ’17. So we had a bit of a tailwind going into ’18. Order of magnitude may be 20 - 30 basis points, but probably closer to 20 basis points, but it is a tailwind. But I did indicate that the first quarter, we’re still going to be cycling through some of those losses, so we’ll see the positive results of that after the first quarter.
And the next question was? CMG. Look, we - obviously, it was a tougher year for us, particularly on the PR side of the business. When we do our bottoms up, of course, we have some growth in those businesses. Remember, the PR business is that - so much of it is project-based. Every year, you start the year saying what, where do we see it, and how do we get it. And other than last year, Weber and Golin were able to actually exceed the numbers that we had put out there. So we believe the PR business will return to growth. It’s built into the number that we gave you in terms of the 2 - 3%. And, frankly, we’re starting off with some positive news. So I’m cautious about it. Whenever you’re dealing with project-based businesses such as the PR side of the business, you never know where these clients are going to be spending their money. But it’s built into the 2 - 3%.
Mr. Stabler:
Thank you very much.
Mr. Roth:
Thank you.

Operator:
Our final question comes from David Joyce with Evercore. Your line is now open.
David Joyce, Evercore ISI:
Thank you. And thinking about the ad agency holdco capabilities versus what the internet platforms are doing on the advertising side, there’s some perception that there’s an either/or in terms of the winners. But could you please update us on what you were able to do for your clients versus what the internet companies are doing, and like the companies who are going straight to the internet? Just how things are evolving these days? Thank you.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Yes, it’s a fair question. I believe one of the issues for ’17 was a question of disintermediation, and whether those dollars, as you pointed out, are going directly. I have to tell you that our relationship, for example, with Google and Facebook is probably better now than it’s been historically, because I think it’s become fairly clear that working together ends up with a better result for our clients. And certainly, when you see all these issues with respect to safety and transparency, our clients like to see an agnostic perspective of where these dollars go. So it adds to our value added to our clients to provide that type of perspective. But we’re seeing more and more of Facebook and Google being embedded with our people and working on joint projects. We see at Amazon, obviously, it’s coming into the fold in terms of being a very important player in that world.
And I think it adds to the argument that we bring to the table. One is we have great contracts and negotiating ability, given our scale and our capabilities. And we also provide a truly agnostic view in terms of where that money goes. So I would say the environment for that is actually more positive than negative.
Mr. Joyce:
Thank you very much.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Okay, well, thank you very much. Obviously we’re pleased with results, and we look forward to reporting on our first quarter and seeing how close we came. Thank you very much.
Operator:
This concludes today’s conference. You may disconnect at this time.

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Cautionary Statement
This transcript contains forward-looking statements. Statements in this transcript that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.
Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	potential effects of a challenging economy, for example on the demand for our advertising and marketing services, on our clients’ financial condition and on our business or financial condition;

•	our ability to attract new clients and retain existing clients;

•	our ability to retain and attract key employees;

•	risks associated with assumptions we make in connection with our critical accounting estimates, including changes in assumptions associated with any effects of a weakened economy;

•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;

•
risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in economic growth rates, interest rates and currency exchange rates; and

•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world.
Investors should carefully consider these factors and the additional risk factors outlined in more detail in our most recent Annual Report on Form 10-K under Item 1A, Risk Factors.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED NON-GAAP RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)

	Three Months Ended December 31, 2017
	As Reported	Net Losses on Sales of Businesses [1]	U.S. Federal Tax Credits	Net Impact of U.S. Tax Reform	Adjusted Results
Income Before Income Taxes	$498.8	$(3.2)			$502.0
Provision for Income Taxes	166.1	5.7	$(31.2)	$36.0	176.6
Effective Tax Rate	33.3%				35.2%
Equity in Net Income of Unconsolidated Affiliates	0.8				0.8
Net Income Attributable to Noncontrolling Interests	(16.9)				(16.9)
Net Income Available to IPG Common Stockholders	$316.6	$2.5	$(31.2)	$36.0	$309.3

Weighted-Average Number of Common Shares Outstanding - Basic	385.1				385.1
Dilutive effect of stock options and restricted shares	8.1				8.1
Weighted-Average Number of Common Shares Outstanding - Diluted	393.2				393.2

Earnings Per Share Available to IPG Common Stockholders:
Basic	$0.82	$0.01	$(0.08)	$0.09	$0.80
Diluted	$0.81	$0.01	$(0.08)	$0.09	$0.79

[1] Includes losses on completed dispositions of businesses and the classification of certain assets as held for sale.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED NON-GAAP RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)

	Twelve Months Ended December 31, 2017
	As Reported	Net Losses on Sales of Businesses [1]	Net Impact of U.S. Tax Reform	Adjusted Results
Income Before Income Taxes	$876.0	$(24.1)		$900.1
Provision for Income Taxes	281.9	7.4	$36.0	325.3
Effective Tax Rate	32.2%			36.1%
Equity in Net Income of Unconsolidated Affiliates	0.9			0.9
Net Income Attributable to Noncontrolling Interests	(16.0)			(16.0)
Net Income Available to IPG Common Stockholders	$579.0	$(16.7)	$36.0	$559.7

Weighted-Average Number of Common Shares Outstanding - Basic	389.6			389.6
Dilutive effect of stock options and restricted shares	7.7			7.7
Weighted-Average Number of Common Shares Outstanding - Diluted	397.3			397.3

Earnings Per Share Available to IPG Common Stockholders:
Basic	$1.49	$(0.04)	$0.09	$1.44
Diluted	$1.46	$(0.04)	$0.09	$1.41

[1] Includes losses on completed dispositions of businesses and the classification of certain assets as held for sale.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED NON-GAAP RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)

	Three Months Ended December 31, 2016
	As Reported	Net Losses on Sales of Businesses	U.S. Federal Tax Credits	Adjusted Results [1]
Income Before Income Taxes	$441.1	$(25.3)		$466.4
Provision for Income Taxes	106.1	2.0	$37.4	145.5
Effective Tax Rate	24.1%			31.2%
Equity in Net Income of Unconsolidated Affiliates	1.9			1.9
Net Income Attributable to Noncontrolling Interests	(19.3)			(19.3)
Net Income Available to IPG Common Stockholders	$317.6	$(23.3)	$37.4	$303.5

Weighted-Average Number of Common Shares Outstanding - Basic	393.5			393.5
Dilutive effect of stock options and restricted shares	11.7			11.7
Weighted-Average Number of Common Shares Outstanding - Diluted	405.2			405.2

Earnings Per Share Available to IPG Common Stockholders:
Basic	$0.81	$(0.06)	$0.10	$0.77
Diluted	$0.78	$(0.06)	$0.09	$0.75

[1] The effect of the adoption of the Financial Accounting Standards Board Accounting Standards Update 2016-09, which was previously included in this table in 2016, has now been removed as the effect of the adoption is reflected in both periods.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED NON-GAAP RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)

	Twelve Months Ended December 31, 2016
	As Reported	Net Losses on Sales of Businesses	Valuation Allowance Reversals	Settlement of Certain Tax Positions	U.S. Federal Tax Credits	Adjusted Results [1]
Income Before Income Taxes	$830.2	$(41.4)				$871.6
Provision for Income Taxes	198.0	2.4	$12.2	$23.4	$44.6	280.6
Effective Tax Rate	23.8%					32.2%
Equity in Net Income of Unconsolidated Affiliates	0.3					0.3
Net Income Attributable to Noncontrolling Interests	(24.0)					(24.0)
Net Income Available to IPG Common Stockholders	$608.5	$(39.0)	$12.2	$23.4	$44.6	$567.3

Weighted-Average Number of Common Shares Outstanding - Basic	397.9					397.9
Dilutive effect of stock options and restricted shares	10.1					10.1
Weighted-Average Number of Common Shares Outstanding - Diluted	408.0					408.0

Earnings Per Share Available to IPG Common Stockholders:
Basic	$1.53	$(0.10)	$0.03	$0.06	$0.11	$1.43
Diluted	$1.49	$(0.10)	$0.03	$0.06	$0.11	$1.39

[1] The effect of the adoption of the Financial Accounting Standards Board Accounting Standards Update 2016-09, which was previously included in this table in 2016, has now been removed as the effect of the adoption is reflected in both periods.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.